Exhibit 99.1

ArriVent BioPharma Reports Second Quarter 2025 Financial Results

●	Positive interim Phase 1b update underscores firmonertinib’s potential in EGFR PACC mutant NSCLC; global pivotal Phase 3 ALPACCA study expected to enroll first patient in 2H 2025
●	Dosed the first patient in the Phase 1 Study for ARR-217 (MRG007), a CDH17 targeted ADC, in gastrointestinal tumors
●	Top-line firmonertinib monotherapy data from global pivotal FURVENT Phase 3 study for first-line EGFR exon20 insertion mutant NSCLC projected to be in early 2026
●	Cash and investments of $254.5 million as of June 30, 2025, in addition to $81.1 million raised in the public offering in July 2025, expected to fund our operating plan to mid-2027

NEWTOWN SQUARE, PA, August 11, 2025 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the second quarter ended June 30, 2025, and highlighted recent Company progress.

“Firmonertinib continues to advance with strong momentum toward registration, demonstrating promise across all key EGFR-mutant NSCLC populations including underrepresented and difficult to treat patient types,” said Bing Yao, CEO of ArriVent. “The positive interim PACC Phase 1b data build on our clinical progress in Exon 20 insertion mutations and further validate the therapeutic potential of firmonertinib across EGFR mutations. We look forward to presenting final PACC Phase 1b data at the World Conference on Lung Cancer in September, and  we anticipate enrolling the first patient in our global pivotal Phase 3 PACC study in the second half of 2025.  Following completion of enrollment in our registrational Exon 20 insertion trial in Q1 2025, topline pivotal data is projected to be in early 2026.”

Dr. Yao continued, “We believe our antibody-drug conjugate (ADC) pipeline is also making meaningful progress, led by ARR-217, a CDH17-targeted ADC with best-in-class potential for the treatment of gastrointestinal cancers. The first patient has been dosed, marking the first clinical entry from our ADC portfolio. Following our strengthened balance sheet and extended cash runway, we are well positioned to deliver on a series of important catalysts over the next twelve months.”

Second Quarter 2025 and Recent Highlights

Firmonertinib

●	Positive interim update in EGFR PACC mutant NSCLC. In June 2025, ArriVent presented updated interim Phase 1b data for first-line firmonertinib monotherapy in NSCLC patients with EGFR PACC mutations (FURTHER; NCT05364043). Firmonertinib demonstrated clinically meaningful progression free survival, CNS complete responses, and a manageable safety profile consistent with previous trials in what we believe to be the first clinical dataset testing an EGFR inhibitor in a prospectively defined population of EGFR PACC mutant NSCLC.

●	PACC clinical development plans. In June 2025, ArriVent announced the design of ALPACCA (FURMO-006), a randomized global Phase 3 study designed to evaluate first-line firmonertinib monotherapy for the treatment of PACC mutant NSCLC with potential for both accelerated and full approval.

Pipeline

●	Clinical advancement of ADC lead ARR-217 (MRG007). Dosed the first patient in the Phase 1 study for ARR-217, a CDH17 targeted ADC, in gastrointestinal tumors by our partner, Lepu Biopharma Co., Ltd. (“Lepu BioPharma”).

Upcoming Milestones

●	Final EGFR PACC Phase 1b data. Final EGFR PACC cohort data to be presented at the WCLC in September 2025.
●	First-line EGFR PACC registrational study. Enrollment of first patient in the randomized, global pivotal ALPACCA Phase 3 study for first-line firmonertinib monotherapy in EGFR PACC mutant NSCLC expected in 2H 2025.
●	Firmonertinib Pivotal EGFR Exon 20 insertions data. Top-line firmonertinib monotherapy data from the global pivotal FURVENT Phase 3 (NCT05607550) study for first-line EGFR Exon 20 insertions mutant NSCLC is projected to be in early 2026.

2025 Financial Results

●	As of June 30, 2025, the Company had cash and investments of $254.5 million. The cash balance as of June 30, 2025 does not include the net proceeds of $81.1 million raised in the recently completed public offering in July 2025. With the recent net proceeds in addition to our cash and investments, we expect to fund operations to mid-2027.
●	Net cash used in operations was $94.1 million and $37.7 million for the six months ended June 30, 2025 and 2024, respectively. The increase in net cash used in operations in the first six months of 2025 was primarily driven by the one-time upfront payment of $40 million made to Lepu Biopharma.
●	Research and development expenses were $89.0 million and $38.8 million for the six months ended June 30, 2025 and 2024, respectively. The increase in expense was primarily due to a one-time upfront payment made to Lepu Biopharma for our collaboration that began in January 2025, along with increased headcount and clinical expense related to firmonertinib.
●	General and administrative expenses were $11.4 million and $7.6 million for the six months ended June 30, 2025 and 2024, respectively.
●	Net loss was $95.8 million and $39.3 million for the six months ended June 30, 2025 and 2024, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of novel therapeutics, such as next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib

Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. In March 2021, firmonertinib was approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 trial for first-line NSCLC patients with EGFR exon 20 insertion mutations (FURVENT; NCT05607550) and in a global Phase 3 study in first line NSCLC patients with EGFR PACC mutations (ALPACCA). In addition, firmonertinib is also being studied in a clinical combination study targeting advanced or metastatic NSCLC patients with EGFR classical mutations, in partnership with Beijing InnoCare Pharma Tech Co., Ltd.

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to Exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

About FURVENT

FURVENT is a global, pivotal 3 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with exon 20 insertion mutations being conducted jointly with our partner Allist.  The FURVENT clinical trial is designed to assess the safety and efficacy of firmonertinib administered at either 160 mg or 240 mg, once-daily with each dose being compared to platinum-based chemotherapy with pemetrexed, the current first-line standard of care. The primary endpoint of this study is PFS by BICR per Response Evaluation Criteria in Solid Tumors (RECIST) 1.1.  Seconday endpoints in patients with brain metastases at baseline include brain-specific CNS overall response rate (CNS-ORR) and CNS-PFS by modified RECIST (mRECIST).  The study enrolled 398 patients globally, including from sites in the United States, Europe and certain Asian countries including Japan and China.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of firmonertinib compared to available therapies, anticipated clinical milestones, the timing of, and results of,  top-line pivotal Phase 3 data for firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR exon 20 insertion mutations, the timing of potential enrollment of the first patient in the global pivotal Phase 3 study of firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR PACC mutations, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2024, to be filed with the Securities and Exchange Commission on March 3, 2025 and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$112,765	$74,293
Short-term investments	122,922	144,570
Prepaid expenses and other current assets	14,462	8,116
Total current assets	250,149	226,979
Long-term investments	18,793	47,683
Right of use assets – operating leases	85	154
Other assets	479	126
Total assets	$269,506	$274,942

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,060	$3,782
Accrued expenses	15,478	13,330
Operating lease liabilities	98	162
Total current liabilities	19,636	17,274
Operating lease liabilities, net of current amount	—	14
Total liabilities	19,636	17,288

Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 37,490,439 and 33,706,765 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	4	3
Additional paid-in capital	584,003	496,195
Accumulated deficit	(334,119)	(238,333)
Accumulated other comprehensive loss	(18)	(211)
Total stockholders’ equity	249,870	257,654
Total liabilities and stockholders’ equity	$269,506	$274,942

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$27,720	$21,778	$89,009	$38,753
General and administrative	5,903	3,919	11,386	7,618
Total operating expenses	33,623	25,697	100,395	46,371
Operating loss	(33,623)	(25,697)	(100,395)	(46,371)
Interest and investment income	2,224	3,823	4,609	7,080
Net loss	(31,399)	(21,874)	(95,786)	(39,291)
Unrealized gain (loss) on marketable securities	(1)	—	193	—
Total other comprehensive gain (loss)	(1)	—	193	—
Total comprehensive loss	$(31,400)	$(21,874)	$(95,593)	$(39,291)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(0.90)	$(0.65)	$(2.78)	$(1.34)
Weighted-average shares of common stock outstanding, basic and diluted	35,006,114	33,502,347	34,455,585	29,274,441

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com